                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                  CURRENT REPORT UNDER SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               February 21, 2002
         -------------------------------------------------------------
                Date of Report (Date of earliest event reported)

                               U.S. REALTEL, INC.
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             DELAWARE                                0-30401                        36-4166222
 ---------------------------------           ------------------------           ------------------
   (State or other jurisdiction              (Commission File Number)            (I.R.S. Employer
 of incorporation or organization)                                              Identification No.)

15 PIEDMONT CENTER, SUITE 100, ATLANTA, GEORGIA                       30305
-----------------------------------------------                -----------------
   (Address of principal executive offices)                        (Zip Code)

                                 (404) 869-2500
         -------------------------------------------------------------
                (Issuer's telephone number, including area code)

                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

         On March 2, 2002 the Registrant filed a current report on Form 8-K describing its acquisition of Cypress Communications, Inc. ("Cypress Communications"). This amendment is being filed to revise Item 7 in the Registrant's Form 8-K originally filed March 1, 2002 to include the historical and pro forma financial information required by paragraphs (a) and (b) of Item 7 which were omitted from the report as initially filed in accordance with paragraph (a)(4) of Item 7.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of Businesses Acquired

         The following historical financial statements and notes thereto are of Cypress Communications, Inc. and Subsidiaries prior to the consummation of the acquisition and are attached hereto at pages F-1 to F-21.

         -        Report of Independent Public Accountants
         -        Consolidated Balance Sheets as of December 31, 2000 and 2001
         - Consolidated Statements of Operations for the years ended December 31, 2000 and 2001
         - Consolidated Statements of Stockholders' Equity for the years ended December 31, 2000 and 2001
         - Consolidated Statements of Cash Flows for the years ended December 31, 2000 and 2001
         -        Notes to Consolidated Financial Statements

         (b)      Unaudited Pro Forma Financial Information

         The following unaudited pro forma condensed financial statements and notes thereto are attached hereto at pages PF-1 to PF-4.

         - Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001
         - Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2001
         - Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

         (c)      Exhibits

         99.1 Assurance Letter from Cypress Communications, Inc. Regarding Representations of Arthur Andersen LLP

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants...............................................................       F-2

Consolidated Balance Sheet.............................................................................       F-3

Consolidated Statements of Operations..................................................................       F-4

Consolidated Statements of Stockholders' Equity........................................................       F-5

Consolidated Statements of Cash Flows..................................................................       F-6

Notes to Consolidated Financial Statements.............................................................       F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cypress Communications, Inc.:

We have audited the accompanying consolidated balance sheets of CYPRESS COMMUNICATIONS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cypress Communications, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

As discussed in Note 11 to the financial statements, in February 2002, Cypress Communications, Inc. was acquired by U.S. RealTel, Inc. and Cypress Communications, Inc. became a wholly-owned subsidiary of U.S. RealTel, Inc. Certain liquidity matters related to U.S. RealTel, Inc. and U.S. RealTel, Inc.'s business plans with regard to such matters are described in Note 11.



/s/ ARTHUR ANDERSEN, LLP

Atlanta, Georgia
May 3, 2002

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 2001

                                     ASSETS

                                                                                        2000                 2001
                                                                                   -------------        -------------
CURRENT ASSETS:
    Cash and cash equivalents                                                      $  28,108,000        $  11,180,000
    Short-term investments                                                            67,809,000           22,577,000
    Accounts receivable, net of allowance for doubtful accounts of $470,000
       and $415,000 in 2000 and 2001, respectively                                     2,499,000            2,423,000
    Other receivables                                                                    397,000              713,000
    Prepaid expenses and other                                                           606,000              259,000
                                                                                   -------------        -------------
              Total current assets                                                    99,419,000           37,152,000
                                                                                   -------------        -------------
PROPERTY AND EQUIPMENT, NET (NOTES 3 AND 10)                                         101,368,000           27,190,000
                                                                                   -------------        -------------
OTHER ASSETS:
    Real estate access rights, net (Notes 7 and 10)                                  121,117,000                    0
    Other intangible assets, net (Note 10)                                             6,743,000                    0
    Other                                                                              2,758,000            1,192,000
                                                                                   -------------        -------------
              Total other assets                                                     130,618,000            1,192,000
                                                                                   -------------        -------------
              Total assets                                                         $ 331,405,000        $  65,534,000
                                                                                   =============        =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                                               $   4,081,000        $     593,000
    Accrued expenses and other (Note 2)                                               21,403,000            9,425,000
    Current portion of capital lease obligations                                         195,000              446,000
                                                                                   -------------        -------------
              Total current liabilities                                               25,679,000           10,464,000

LONG-TERM PORTION OF CAPITAL LEASE OBLIGATIONS                                           235,000              335,000
                                                                                   -------------        -------------
              Total liabilities                                                       25,914,000           10,799,000
                                                                                   -------------        -------------
COMMITMENTS AND CONTINGENCIES (NOTES 8, 10, AND 11)

STOCKHOLDERS' EQUITY:
    Common stock, $.001 par value; 150,000,000 shares authorized; 4,854,000 and
       4,926,000 shares issued and outstanding in 2000 and 2001,
       respectively                                                                        5,000                6,000
    Additional paid-in capital                                                       580,630,000          569,827,000
    Deferred compensation                                                            (19,663,000)          (6,312,000)
    Other comprehensive income (loss)                                                    345,000              (47,000)
    Accumulated deficit                                                             (255,826,000)        (508,739,000)
                                                                                   -------------        -------------
              Total stockholders' equity                                             305,491,000           54,735,000
                                                                                   -------------        -------------
              Total liabilities and stockholders' equity                           $ 331,405,000        $  65,534,000
                                                                                   =============        =============

                  The accompanying notes are an integral part
                     of these consolidated balance sheets.

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001

                                                                                        2000                 2001
                                                                                   -------------        -------------
REVENUES                                                                           $  13,724,000        $  18,731,000
                                                                                   -------------        -------------
OPERATING EXPENSES:
    Cost of services, exclusive of depreciation expense                               19,758,000           24,620,000
    Sales and marketing, including noncash compensation expense of
       $862,000 and $702,000 in 2000 and 2001, respectively                           17,314,000           10,692,000
    General and administrative, including noncash compensation expense
       of $4,765,000 and $1,847,000 in 2000 and 2001, respectively                    52,065,000           29,686,000
    Amortization of real estate access rights                                         16,270,000           11,713,000
    Depreciation and other amortization                                                9,724,000           15,921,000
    Restructuring and impairment charges (Note 10)                                    64,746,000          181,579,000
                                                                                   -------------        -------------
              Total operating expenses                                               179,877,000          274,211,000
                                                                                   -------------        -------------
OPERATING LOSS                                                                      (166,153,000)        (255,480,000)

INTEREST INCOME, NET                                                                   9,236,000            2,567,000
                                                                                   -------------        -------------
LOSS BEFORE INCOME TAXES                                                            (156,917,000)        (252,913,000)

INCOME TAX BENEFIT                                                                             0                    0
                                                                                   -------------        -------------
NET LOSS                                                                           $(156,917,000)       $(252,913,000)
                                                                                   =============        =============

 The accompanying notes are an integral part of these consolidated statements.

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001

                                                                      ADDITIONAL                       OTHER
                                                   COMMON STOCK         PAID-IN       DEFERRED      COMPREHENSIVE     ACCUMULATED
                                                SHARES      AMOUNT      CAPITAL     COMPENSATION     INCOME (LOSS)      DEFICIT
                                              ---------     ------   ------------   ------------    --------------   -------------
BALANCE, DECEMBER 31, 1999                      276,000     $    0   $132,741,000   $(27,124,000)      $       0     $ (98,909,000)

   Sale of common stock                       1,150,000      1,000    179,551,000              0               0                 0
   Conversion of preferred stock (Note 4)     3,282,000      3,000    100,276,000              0               0                 0
   Sale of common stock under ESPP                6,000          0        164,000              0               0                 0
   Exercise of common stock options              30,000          0        250,000              0               0                 0
   Issuance of restricted stock                  50,000          0      3,000,000     (3,000,000)              0                 0
   Purchase of SiteConnect (Note 5)              60,000      1,000      7,908,000              0               0                 0
   Amortization of deferred compensation              0          0              0      5,412,000               0                 0
   Issuance of warrants, net                          0          0    161,789,000              0               0                 0
   Forfeiture of unvested options                     0          0     (5,049,000)     5,049,000               0                 0
   Unrealized gain on short-term
      investments                                     0          0              0              0         436,000                 0
   Foreign currency translation adjustment            0          0              0              0         (91,000)                0
   Net loss                                           0          0              0              0               0      (156,917,000)
   Comprehensive loss
                                              ---------     ------   ------------   ------------       ---------     -------------
BALANCE, DECEMBER 31, 2000                    4,854,000      5,000    580,630,000    (19,663,000)        345,000      (255,826,000)


   Issuance of restricted stock                  66,000      1,000        703,000       (704,000)              0                 0
   Amortization of deferred compensation              0          0              0      2,549,000               0                 0
   Sale of common stock under ESPP                6,000          0              0              0               0                 0
   Forfeiture of unvested options                     0          0    (11,506,000)    11,506,000               0                 0
   Unrealized loss on short-term
      investments                                     0          0              0              0        (392,000)                0
   Net loss                                           0          0              0              0               0      (252,913,000)
   Comprehensive loss
                                              ---------     ------   ------------   ------------       ---------     -------------
BALANCE, DECEMBER 31, 2001                    4,926,000     $6,000   $569,827,000   $ (6,312,000)      $ (47,000)    $(508,739,000)
                                              =========     ======   ============   ============       =========     =============

                                               STOCKHOLDERS'      COMPREHENSIVE
                                                  EQUITY              LOSS
                                               -------------     ---------------
BALANCE, DECEMBER 31, 1999                     $   6,708,000      $           0

   Sale of common stock                          179,552,000                  0
   Conversion of preferred stock (Note 4)        100,279,000                  0
   Sale of common stock under ESPP                   164,000                  0
   Exercise of common stock options                  250,000                  0
   Issuance of restricted stock                            0                  0
   Purchase of SiteConnect (Note 5)                7,909,000                  0
   Amortization of deferred compensation           5,412,000                  0
   Issuance of warrants, net                     161,789,000                  0
   Forfeiture of unvested options                          0                  0
   Unrealized gain on short-term
      investments                                    436,000            436,000
   Foreign currency translation adjustment           (91,000)           (91,000)
   Net loss                                     (156,917,000)      (156,917,000)
                                                                  -------------
   Comprehensive loss                                             $(156,572,000)
                                               -------------      =============
BALANCE, DECEMBER 31, 2000                       305,491,000


   Issuance of restricted stock                            0      $           0
   Amortization of deferred compensation           2,549,000                  0
   Sale of common stock under ESPP                         0                  0
   Forfeiture of unvested options                          0                  0
   Unrealized loss on short-term
      investments                                   (392,000)          (392,000)
   Net loss                                     (252,913,000)      (252,913,000)
                                                                  -------------
   Comprehensive loss                                             $(253,305,000)
                                               -------------      =============
BALANCE, DECEMBER 31, 2001                     $  54,735,000
                                               =============

  The accompanying notes are an integral part of these consolidated statements

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 2000, AND 2001

                                                                                        2000                 2001
                                                                                   -------------        -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                       $(156,917,000)       $(252,913,000)
    Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization                                              25,994,000           27,634,000
           Amortization of deferred compensation                                       5,627,000            2,549,000
           Restructuring and impairment charges                                       64,746,000          181,579,000
           Other                                                                        (849,000)             780,000
    Changes in operating assets and liabilities:
       Accounts receivable, net                                                         (677,000)             152,000
       Prepaid expenses and other current assets                                      (1,610,000)           2,185,000
       Other assets                                                                   (2,374,000)           1,076,000
       Accounts payable and accrued expenses                                           8,259,000          (13,506,000)
                                                                                   -------------        -------------
              Net cash used in operating activities                                  (57,801,000)         (50,464,000)
                                                                                   -------------        -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and equipment                                              (99,545,000)         (10,613,000)
    Sales of property and equipment                                                            0            2,756,000
    (Purchases) sales of short-term investments, net                                 (66,524,000)          44,299,000
    Cash acquired in acquisitions                                                        295,000                    0
    Other                                                                               (252,000)                   0
                                                                                   -------------        -------------
              Net cash (used in) provided by investing activities                   (166,026,000)          36,442,000
                                                                                   -------------        -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Investment in Cypress Canada by minority interest                                  2,450,000                    0
    Return of investment in Cypress Canada to minority interest                                0           (2,333,000)
    Proceeds from exercise of stock options                                              250,000                    0
    Proceeds from initial public offering, net of offering costs                     179,875,000                    0
    Proceeds from employee stock purchase plan                                           164,000                    0
    Principal payments on capital lease obligations                                     (194,000)            (451,000)
                                                                                   -------------        -------------
              Net cash provided by (used in) financing activities                    182,545,000           (2,784,000)
                                                                                   -------------        -------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                  (85,000)            (122,000)
                                                                                   -------------        -------------
DECREASE IN CASH AND CASH EQUIVALENTS                                                (41,367,000)         (16,928,000)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          69,475,000           28,108,000
                                                                                   -------------        -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $  28,108,000        $  11,180,000
                                                                                   =============        =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
    Cash paid for interest                                                         $      54,000        $     120,000
                                                                                   =============        =============

    Assets acquired under capital leases                                           $           0        $     802,000
                                                                                   =============        =============
    Common stock issued to acquire SiteConnect (Note 5)                            $   7,909,000        $           0
                                                                                   =============        =============

 The accompanying notes are an integral part of these consolidated statements.

                 CYPRESS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2000 AND 2001

1.       ORGANIZATION AND NATURE OF BUSINESS

Cypress Communications, Inc. and its subsidiaries ("Cypress Communications" or the "Company") provide a full range of communications services to businesses in multi-tenant office buildings located in select major metropolitan markets within the United States. In February 2002, the Company was acquired by U.S. RealTel, Inc. ("U.S. RealTel") (Note 11). The Company's communications services include high speed Internet access and data services, local and long-distance voice services, feature-rich digital telephone systems, digital satellite business television, voicemail, e-mail, web site hosting, security/monitoring services, and other advanced communications services. The Company delivers these services over state-of-the-art fiber optic, digital, and broadband networks that Cypress Communications designs, constructs, owns, and operates inside large- and medium-sized office buildings.

LIQUIDITY

The Company has experienced operating losses and generated negative cash flows from operations since its inception and has limited access to capital. At December 31, 2001, the Company has an accumulated deficit of $508.7 million and is subject to various commitments (Note 8). Upon acquisition by U.S. RealTel in February 2002, approximately $17 million of the Company's cash on hand was used by U.S. RealTel to repay certain short-term financing. Management of U.S. RealTel believes that by capitalizing on Cypress Communications' infrastructure and its customer base, while reducing Cypress Communications' operating costs, it will be able to improve operations at Cypress Communications. Management believes that its current cash on hand will be adequate to fund operations through at least December 31, 2002 and that it could reduce or delay expenditures, if necessary, to remain a going concern through at least December 31, 2002. There can be no assurance as to when or if the Company will achieve or maintain positive cash flows and, even if achieved, whether such operations will meet the Company's business and liquidity objectives. See note 11 regarding the financial condition and liquidity of U.S. RealTel.

OTHER RISK FACTORS

The Company faces certain other risk factors, including lack of abundant resources or financing, dependence on key personnel, dependence on third-party suppliers of equipment and communications services, dependence on relationships with certain property owners or operators, competition from other providers of communications services, and potential disruption of services due to system failures.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements are presented on the accrual basis of accounting using accounting principles generally accepted in the United States.

Certain prior year amounts have been reclassified to conform to the current year presentation.

The accompanying financial statements have been retroactively restated for the stocks splits discussed in Note 4.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation.

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from these estimates, and such differences could be material.

REVENUE RECOGNITION

The Company's revenues include recurring charges for local access, long-distance, equipment rental, Internet access, digital satellite business television, voicemail, inbound 800, and other enhanced voice and data services, which are recognized as services are provided. Revenues also include nonrecurring charges for installations and moves, adds, and changes. Installation fees represent the initial cost charged by Cypress Communications for installing voice phone lines, data lines, and Business TV in the tenant's premises. Move, add, and change ("MAC") charges are for the Company's labor and materials related to moving, adding, or changing a customer's services. Installation and certain MAC charges are recognized when the services are provided as they represent separate earnings process. Other MAC charges, which are not separate earnings process, are generally deferred and amortized over 24 months. At December 31, 2001, approximately $267,000 of deferred revenue is recorded in accrued expenses and other in the accompanying balance sheet. All related up front costs have been expensed as incurred.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

SHORT-TERM INVESTMENTS

Short-term investments generally mature between three months and five years from the purchase date. All short--term investments are classified as available for sale and are recorded at market using the specific identification method. Unrealized gains and losses are reflected in other comprehensive income. Realized gains and losses were not significant.

FOREIGN CURRENCIES

Foreign operations relate only to the Company's operations in Canada, which ceased in 2001 (Note 6). Assets and liabilities recorded in foreign currencies are translated at the exchange rate in effect on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in other expenses and were not significant.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, except for assets determined to be impaired under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS No. 121") (Notes 3 and 10). Depreciation is computed using the straight-line method over the estimated useful lives of the assets (generally three to seven years). Leasehold improvements are depreciated over the lesser of the average lease term (or the term of the related license agreement) or the assets' useful lives. Depreciation expense was $9,003,000 and $15,025,000 for the years ended December 31, 2000 and 2001, respectively. Maintenance and repairs are charged to expense as incurred. Gains or losses on disposal of property and equipment are recognized in operations in the year of disposition.

INCOME TAXES

Income taxes have been provided for using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes" (Note 9). Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

INTANGIBLES

Goodwill and certain identifiable intangibles were recorded in connection with the Company's purchase of substantially all of the assets of MTS Communications Company, Inc. and the purchase of all of the outstanding common stock of SiteConnect, Inc. ("SiteConnect") (Notes 5 and 10). These costs are being amortized using the straight-line method over three to ten years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets, including property and equipment and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset should be assessed. An impairment is recognized when the undiscounted future net cash flows estimated to be generated by the asset are insufficient to recover the current carrying value of the asset. Estimates of future cash flows are based on many factors, including current operating results, expected market trends, and competitive influences. In 2000 and 2001, the Company recorded charges for property and equipment and real estate access rights impaired by management's decisions to reduce operations in certain buildings and markets and based on the results of impairment tests completed in accordance with SFAS No. 121 (Note 10). An impairment loss is recognized for the difference between the carrying value of the asset and its estimated fair value. Management believes that the remaining long-lived assets in the accompanying financial statements are appropriately valued as of December 31, 2000 and 2001. However, changes in the Company's business or cash flows may significantly impact the realizability of such assets in the future.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheets approximate the fair values for cash, short-term investments, and capital lease obligations.

SEGMENT REPORTING

The Company provides an integrated package of communication products to small- and medium-sized businesses and manages its business on an integrated basis.

ACCRUED EXPENSES AND OTHER

Accrued expenses relate to the following at December 31 2000 and 2001:

                                                                               2000              2001
                                                                           ------------      ------------
        Restructuring (Note 10)                                            $  7,267,000      $  5,260,000
        Network costs                                                         2,610,000         1,491,000
        Taxes                                                                   255,000           732,000
        Compensation                                                          3,179,000           368,000
        Property and equipment additions                                      4,652,000                 0
        Liability to investor in Cypress Canada (Note 6)                      2,450,000                 0
        Other                                                                   990,000         1,574,000
                                                                           ------------      ------------
                                                                           $ 21,403,000      $  9,425,000
                                                                           ============      ============

STOCK COMPENSATION

The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and has adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No.123") (Note 4).

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," ("SFAS No. 141") effective July 1, 2001 and SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS

No. 142") effective for the Company on January 1, 2002. SFAS No. 141 prohibits pooling-of-interests accounting for acquisitions initiated after June 30, 2001 and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the Company to cease amortizing goodwill that existed at June 30, 2001 for all periods after December 31, 2001, and any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment. The Company adopted the provisions of SFAS No. 142 on January 1, 2002. The Company's goodwill and intangibles were determined to be impaired prior to adoption of this standard and were written down to zero (Note 10).

SFAS No. 143, "Accounting for Asset Retirement Obligations," ("SFAS No. 143") was issued in June 2001. SFAS No. 143 applies to legal obligations associated with the retirement of certain tangible long-lived assets. This statement is effective for fiscal years beginning after June 15, 2002. Accordingly, the Company will adopt this statement on January 1, 2003. The Company is currently assessing the impact of the adoption of SFAS No. 143 on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 is effective for the Company effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It supersedes SFAS No. 121 and requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. The Company does not expect its adoption to have a material impact on the results of its operations or financial position.

3.       PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2000 and 2001:

                                                                              2000              2001
                                                                         -------------      ------------
        System infrastructure                                            $  39,183,000       $ 6,702,000
        System equipment                                                    20,363,000        12,914,000
        Computer and office equipment                                       11,503,000         2,287,000
        Leasehold improvements                                              15,374,000         2,498,000
        Undeployed equipment                                                26,682,000         2,789,000
                                                                         -------------      ------------
                                                                           113,105,000        27,190,000
        Less accumulated depreciation and amortization                     (11,737,000)                0
                                                                         -------------      ------------
                                                                         $ 101,368,000       $27,190,000
                                                                         =============       ===========

As discussed in Note 10, the Company recorded certain impairment charges in 2000 and 2001 related to property and equipment. As a result of these charges, property and equipment was recorded at their estimated fair value at December 31, 2001 and such amounts became their new cost bases.

Undeployed equipment includes excess equipment that the Company utilizes in its network as necessary. Additionally, the Company is actively trying to sell such equipment in connection with its restructuring (Note 10).

4.       CAPITAL TRANSACTIONS

STOCK OPTION PLANS

In July 1997, the Company adopted the 1997 Management Option Plan (the "1997 Option Plan"). The 1997 Option Plan provides for the granting of either incentive stock options or nonqualified stock options to purchase shares of the Company's common stock to officers, directors, and key employees responsible for the direction and management of the Company. The options expire ten years after the date of grant and vest 20% upon the first anniversary of the date of grant and 5% each subsequent quarter measured from the first anniversary of the date of grant.

On December 21, 1999, the Company's board of directors adopted the 2000 Stock Option Plan (the "2000 Option Plan"), which was approved subsequently by the stockholders on December 23, 1999. All officers, directors, and key persons are eligible to participate in the 2000 Option Plan, subject to the discretion of a committee appointed by the board of directors. Under the 2000 Option Plan, the options expire ten years after the date of grant, and vest 25% upon the first anniversary of the date of grant, and 6.25% each subsequent quarter measured from the first anniversary of the date of grant. The board of directors reserved a combined 11.7 million shares for issuance under the 1997 Option Plan and the 2000 Option Plan.

A summary of the activity related to the option plans is as follows for the years ended December 31, 2000 and 2001:

                                                                                                WEIGHTED
                                                                                  WEIGHTED      AVERAGE
                                                                                   AVERAGE      EXERCISE
                                                                                   SHARES         PRICE
                                                                                  --------      --------
        Balance at December 31, 1999                                               582,000       $16.40
            Granted                                                                313,200        94.20
            Forfeited                                                              (97,400)       76.50
            Exercised                                                              (30,500)        8.40
                                                                                  --------      --------
        Balance at December 31, 2000                                               767,300        41.50
            Granted                                                                191,157        11.32
            Forfeited                                                             (572,073)       47.76
                                                                                  --------      --------
        Balance at December 31, 2001                                               386,384       $ 9.78
                                                                                  ========      ========

The following table summarizes information about the stock options outstanding at December 31, 2001:

                                           NUMBER           WEIGHTED
                                         OF OPTIONS          AVERAGE        WEIGHTED       EXERCISABLE
                                       OUTSTANDING AT       REMAINING       AVERAGE           AS OF
                 EXERCISE               DECEMBER 31,       CONTRACTUAL      EXERCISE       DECEMBER 31,
                   PRICE                    2001              LIFE           PRICE             2001
              ----------------         --------------      -----------      --------       ------------
                                                           (In Years)
                $1.50 to $1.70              29,775              9.8         $  1.60                 0
                $2.70 to $3.00              11,200              9.6            2.76                 0
                $4.40 to $5.00              20,850              9.4            4.70                 0
                $6.70 to $9.40             132,529              8.5            6.86           103,834
              $10.70 to $12.80             192,030              8.1           12.07            78,688
                                       --------------
                                           386,384
                                       ==============

The Company recorded deferred compensation of approximately $2.3 million in 1998 and approximately $26.3 million in 1999, which represents the difference between the exercise price per option and the fair value of the Company's common stock at the dates of grant. All options granted in 2000 and 2001 were made with exercise prices equal to the fair market value of the Company's common stock at the grant dates. Deferred compensation is amortized over the vesting period of the stock options, which is generally four or five years. In 2000 and 2001, the Company reversed approximately $5 million and $11.5 million, respectively, of deferred compensation related to the forfeiture of unvested options. In 2000 and 2001, the Company also reduced noncash compensation expense, which is recorded in sales and marketing and general and administrative expenses in the accompanying statements of operations, by approximately $539,000 and $165,000, respectively, as a result of these forfeitures. In connection with the acquisition of the Company in February 2001 by U.S. RealTel, the Company's option plans were terminated (Note 11).

Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net loss would have been the pro forma amounts indicated below. The pro forma net loss is calculated using the Black-Scholes option pricing model using the following assumptions: risk-free interest rates of 6.35% for 2000 and 3.59% for 2001; expected life of
3.5 years for 2000 and 2001; dividend yield of 0%, expected volatility of 65% for 2000 and 50% for 2001. The weighted average fair value of options granted during the years ended December 31, 2000 and 2001 was $4.85 and $4.52 per option, respectively.

                                                                             2000               2001
                                                                        -------------      -------------
        Net loss, as reported                                           $(156,917,000)     $(252,913,000)
        Net loss, pro forma                                              (158,436,000)      (253,111,000)

SHAREHOLDER RIGHTS PLAN

In December 1999, the Company approved a stockholder rights plan. Subject to certain limited exceptions, this plan entitled the stockholders to rights to acquire additional shares of the Company's common stock when a third party acquired 15% of the Company's common stock or commenced or announced its intent to commence a tender offer for at least 15% of the Company's common stock. This plan was amended in January 2002 to allow for the acquisition of the Company if the Company's board of directors approved the acquisition in advance. In January 2002, the Company's board approved the proposed merger with U.S. RealTel (Note 11) for all purposes under the stockholder rights plan, as amended. As a result, stockholders acquired no additional rights under the stockholder rights plan.

EMPLOYEE STOCK PURCHASE PLAN

In December 1999, the board of directors and stockholders approved an employee stock purchase plan. Up to 90,000 shares of common stock may be issued under this plan. Under this plan, eligible employees may contribute up to 10% of their compensation toward the purchase of the Company's common stock at a price that is the lesser of 85% of the closing price on either the first or last day of each offering period. During 2000, employees purchased approximately 6,000 shares under this plan at an average price of $26.90 per share. During 2001, employees purchased approximately 6,000 shares under this plan at an average price of $0.48 per share. In July 2001, the employee stock purchase plan was suspended.

STOCK OPTION REPRICING

On February 16, 2001, the Company's board of directors approved a plan to reprice certain existing stock options having an exercise price of greater than $25.20 per share. Pursuant to the plan, options to purchase 156,679 shares of common stock, having an original weighted average exercise price of $102.50 per share, were repriced to an exercise price of $12.80 per share. In addition, options to purchase 161,950 shares of common stock held by certain executive officers of the Company, having an original weighted average exercise price of $50.10 per share, were converted into (i) options to purchase 91,000 shares of common stock at $12.80 per share and (ii) 49,670 shares of restricted common stock. The Company recorded deferred compensation of $529,000 for the restricted stock, which is being amortized over the three-year vesting period. The vesting schedules applicable to the employee stock options affected by this repricing and conversion did not change. The Company accounts for the repriced stock options under the variable accounting method. During 2001, Cypress Communications was not required to record any incremental compensation expense related to the repriced options, as the fair value of the Company's common stock was below $12.80 per share as of December 31, 2001.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

In February 2000, the Company amended and restated its certificate of incorporation to, among other things, increase the total number of authorized common stock and preferred stock to 15,000,000 and 2,100,000, respectively. The amendment designated 100,000 shares of the preferred stock as Series Z Junior Participating Cumulative Preferred Stock.

In August 2001, the Company amended its second amended and restated certificate of incorporation to combine and reclassify each ten shares of existing common stock as one share of issued outstanding new common stock.

STOCK SPLITS

In February 2000, a committee appointed by the Company's board of directors approved a 4.5-for-1 stock split with respect to its outstanding common stock. All shares of common stock and per-share amounts in the accompanying financial statements have been retroactively adjusted to reflect this split.

In August 2001, the Company's board of directors approved a 1-for-10 reverse stock split with respect to its outstanding common stock. All shares of common stock and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect this split.

INITIAL PUBLIC OFFERING

On February 15, 2000, the Company completed its initial public offering. The Company sold an aggregate of 1,150,000 shares of common stock (including 150,000 shares which were issued upon the exercise of the underwriters' over-allotment option) at a per share price of $170, for an aggregate offering price of approximately $195.5 million. After deducting offering expenses, the Company received approximately $179.6 million in net proceeds from the initial public offering. Simultaneous with the closing of the Company's initial public offering, all outstanding shares of the Company's preferred stock automatically converted into 3,282,000 shares of common stock.

EXECUTIVE COMPENSATION

In May 2000, in connection with an executive compensation arrangement for the Company's new Chief Executive Officer ("CEO"), the Company issued the CEO an option to acquire 100,000 shares of common stock with an exercise price of $60 per share, the fair market value of the Company's common stock on the date of grant. These options vest 25% upon the first anniversary of the date of grant and 6.25% each subsequent quarter measured from the first anniversary of the date of grant. Additionally, in May 2000, the Company granted the new CEO 50,000 shares of restricted common stock, which vest five years from the grant date. In connection therewith, the Company recorded deferred compensation expense of $3 million, which is being amortized over the five-year vesting period. The Company also recorded charges of approximately $1.4 million, included in general and administration expense, in May 2000 related to the recruitment of the new CEO. This charge included $215,000 for the estimated fair value of a warrant issued to an executive search firm that allows the holder to purchase 11,667 shares of the Company's common stock at $110 per share. This warrant expires on May 30, 2003.

On February 16, 2001, Cypress Communications granted 16,500 shares of restricted common stock under an executive compensation agreement with its Chief Executive Officer and, in connection therewith, recorded deferred compensation expense of $175,000, which is being amortized over the vesting period of approximately four years. According to the terms of the agreement, one-half of the shares would vest if and when the Company's management established, and the Company's board of directors approved, a fully funded business plan. The vesting of the remaining half of the shares will be accelerated if the Company's closing sales price of common stock exceeds $60 dollars per share adjusted for stock split, stock dividend, or recapitalization. On March 21, 2001, one-half of the shares vested as a result of the Company's board of director's approval of the Company's fully funded business plan. For the year ended December 31, 2001, the Company recorded amortization expense of $105,000 for these restricted shares.

5.       ACQUISITIONS

In April 2000, the Company acquired all of the outstanding common stock of SiteConnect, a Seattle-based, in-building communications service provider, in exchange for an aggregate of 63,565 shares of the Company's common stock. The acquisition was accounted for as a purchase, and accordingly, the results of operations of SiteConnect have been included since the date of acquisition in the accompanying statements of operations. The allocation of the purchase price was as follows:


        Current assets                                                                          $  491,000
        Property and equipment                                                                     602,000
        Intangible assets:
            Real estate access rights                                                            1,470,000
            Customers                                                                              219,000
            Goodwill                                                                             5,407,000
        Current liabilities                                                                       (280,000)
                                                                                                ----------
                      Total                                                                     $7,909,000
                                                                                                ==========

The useful lives of the intangible assets acquired from SiteConnect are as follows:

                 Real estate access rights                                         Ten years
                 Customers                                                         Three years
                 Goodwill                                                          Ten years

See Note 10 regarding impairment charges recorded in 2001 related to these intangible assets.

6.       CYPRESS CANADA

In September 2000, Cypress Communications and e-ffinity properties, inc. formed Cypress Canada Communications Inc. ("Cypress Canada") to provide in-building communications services in Canada. Cypress Communications and e-ffinity owned 51% and 49%, respectively, of Cypress Canada. Cypress Canada was originally capitalized with a total of $5 million in cash contributed by Cypress Communications and e-ffinity based on each party's respective ownership percentage.

In January 2001, Cypress Communications and e-ffinity agreed to cease the operations of Cypress Canada and for Cypress Communications to return e-ffinity's original investment in the joint venture. As a result of this agreement, Cypress Communications recorded an accrued liability of $2,450,000 at December 31, 2000 for this expected payment and reflected 100% of the net loss of Cypress Canada in the Company's statement of operations for the year ended December 31, 2000. In 2001, this liability was settled in cash for $2,333,000 reflecting current exchange rates at that time.

7.       REAL ESTATE ACCESS RIGHTS

In November and December 1999, the Company entered into master license agreements and stock warrant agreements with several property owners and operators (the "1999 Warrant Program"). Under the terms of these agreements, the Company agreed to issue warrants to purchase up to an aggregate of approximately 1.1 million shares of the Company's common stock at a price of $40.22 per share. These warrants are exercisable for periods of five to ten years. The number of warrants earned was based on the gross leasable area of the buildings subject to the master license agreements. Upon the completion of a due-diligence period and the finalization of the building schedules in the master license agreements, the final number of warrants earned was determined and the warrants were nonforfeitable. As such, in accordance with Emerging Issues Task Force Issue 96-18, the Company recorded the fair value of these warrants as an intangible asset, real estate access rights, which is being amortized on a straight-line basis over the terms of the related license agreements, which are generally ten years. As of December 31, 1999, the Company had recorded approximately $23.4 million for the fair value of warrants earned through December 31, 1999. During 2000, the Company recorded an additional $163.4 million for the fair value of all remaining warrants earned under the 1999 Warrant Program.

In 2000, the Company entered into additional master license agreements and stock warrant agreements with certain property owners or operators (the "2000 Warrant Program"). During the three months ended June 30, 2000, the Company entered into agreements with four property owners and operators. Under the terms of these agreements, the Company agreed to issue warrants to purchase up to an aggregate of 64,209 shares of the Company's common stock at a weighted average exercise price of $111.10 per share. During the three months ended September 30, 2000, the Company entered into agreements with two property owners and operators. Under the terms of these agreements, the Company agreed to issue warrants to purchase up to an aggregate of 25,681 shares of the Company's common stock at a weighted average exercise price of $48.10 per share. The warrants under the 2000 Warrant Program are exercisable for a period of ten years. The exact number of shares of common stock underlying the warrants, which is based on the gross leasable area of the buildings set forth in the master license agreements, was determined upon the completion of a due-diligence period and the finalization of the building schedules. Warrants earned under the 2000 Warrant Program are forfeitable until a specific communications license agreement ("CLA") is signed for a particular building. As such, in accordance with EITF 96-18, the measurement date for valuing the warrants is the dates upon which the property owners and operators enter into a CLA with the Company. Upon signing a CLA, the fair value of the warrants attributable to such CLA is recorded as real estate access rights and is amortized over the terms of the related CLA, which is expected to be ten years. Through December 31, 2000, approximately $1 million has been recorded related to 36,606 warrants earned under the 2000 Warrant Program. No additional warrants were issued in 2001.

As of December 31, 2000, property owners had voluntarily returned warrants to purchase 19,274 shares of our common stock that were attributable to buildings that such owners failed to deliver in accordance with their master license agreements. The weighted average price of such returned warrants was $152.10 per share. The Company reduced its recorded real estate access rights by $2.9 million to reflect the returned warrants.

In December 2000 and during the year ended 2001, the Company recorded impairment charges in accordance with SFAS No. 121 of $47.7 million and $109.4 million, respectively, to write-off the value of real estate access rights (Note 10).

8.       COMMITMENTS AND CONTINGENCIES

LEASES

The Company is obligated under several operating and capital lease agreements, primarily for office space and equipment. Future annual minimum rental payments under these leases as of December 31, 2001 are as follows:

                                                                                OPERATING        CAPITAL
                                                                                ----------      ---------
        2002                                                                     3,007,000      $ 516,000
        2003                                                                     3,124,000        327,000
        2004                                                                     3,224,000         25,000
        2005                                                                     2,836,000         16,000
        2006                                                                     1,662,000              0
        Thereafter                                                                 903,000              0
                                                                                ----------      ---------
                      Total                                                     14,756,000        884,000
        Less amount representing interest and taxes                                               103,000
                                                                                                ---------
        Present value of future minimum capital lease payments                                    781,000
        Less current portion                                                                     (446,000)
                                                                                                ---------
        Long-term portion                                                                       $ 335,000
                                                                                                =========

Minimum commitments under operating leases above are net of cash due to the Company under subleases of $1,023,000, $ 772,000, $521,000, $438,000, $38,000,
and $5,000 for 2002, 2003, 2004, 2005, 2006, and thereafter, respectively.
Rental expense was $4,087,000 and $3,782,000 for the years ended December 31, 2000 and 2001, respectively.

OBLIGATIONS UNDER LICENSE AGREEMENTS

The Company has entered into license agreements with property owners and/or operators of several office buildings whereby the Company has the right to provide communications services in these buildings. Under the terms of the agreements, the Company is generally obligated to pay a commission based on the greater of a base fee or a percentage of revenue earned in the related building or development. At December 31, 2001, the Company's aggregate minimum obligation under these agreements were as follows:

                 2002                          $1,169,000
                 2003                           1,164,000
                 2004                           1,147,000
                 2005                             539,000
                 2006                             316,000
                 Thereafter                       862,000
                                               ----------
                                               $5,197,000
                                               ==========

The commitments above exclude an estimated total of $2.4 million of potential obligations under license agreements in buildings in which the Company's communications network has not been constructed. In the opinion of management, such amounts will not be owed as the Company is not providing services in those buildings.

OBLIGATIONS UNDER COMMUNICATIONS SERVICE AGREEMENTS

At December 31, 2001, the Company had contracts with several communications providers with minimum purchase obligations for leased voice and data transport, equipment collocation, and other services. As of December 31, 2001, approximate future minimum purchase commitments under these agreements were as follows:

                 2002                          $2,109,000
                 2003                             340,000
                 2004                             213,000
                 2005                              86,000
                 2006                               4,000
                 Thereafter                         9,000
                                               ----------
                                               $2,761,000
                                               ==========

The above amounts do not include minimum commitments with several communications providers for leased circuits that the Company is actively negotiating to terminate in connection with its restructuring (Note 10). The Company has accrued at December 31, 2001 approximately $3.1 million which represents management's estimate of potential amounts due under these agreements. However, the actual amounts due upon termination of these commitments may differ significantly from this amount.

EMPLOYEE BENEFIT PLAN

In 1997, the Company adopted a 401(k) defined contribution plan. Participants may elect to defer 15% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations. The Company may provide matching contributions under this plan but has not done so in the periods presented.

EMPLOYMENT AND SEVERANCE AGREEMENTS

The Company had an employment agreement with its former CEO that provided for severance compensation in the event a change in control terminates the CEO's employment within 24 months of such change in control. The agreement provided for a lump-sum severance payment of six times the executive's base salary and three times the value of any savings and retirement benefits, welfare, and fringe benefits provided to the CEO during the 12-month period prior to termination. In December 2001, this employment agreement was terminated, and the Company and the CEO entered into a new severance agreement. Under this agreement, the CEO continued to receive his base salary. Additionally, under certain conditions, the CEO was eligible for a separation payment of $400,000. In February 2002, the Company was acquired by U.S. RealTel (Note 11), and the CEO received this payment in accordance with the terms of this agreement.

In December 2001, the Company entered into severance arrangements with two officers of the Company. Under these arrangements, these officers earned severance payments totaling $360,000. Prior to December 31, 2001, $45,000 of such payments were made, and $315,000 was recorded in accrued expenses in the accompanying balance sheet at December 31, 2001. Such amounts were paid subsequent to December 31, 2001. See Note 11 for further discussion of severance arrangements paid in connection with the acquisition of the Company by U.S. RealTel.

LEGAL PROCEEDINGS

The Company is subject to legal proceedings and claims, including employment and other matters that arise in the ordinary course of business. There are no pending legal proceedings to which the Company is a party that management believes will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

9.       INCOME TAXES

The income tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective income tax bases, which give rise to deferred tax assets and liabilities, are as follows as of December 31, 2000 and 2001:


                                                            2000                   2001
                                                        ------------           -------------

Deferred income tax assets:
    Net operating loss carryforwards                    $ 41,217,000           $ 125,023,000
    Allowance for doubtful accounts                          183,000                 162,000
    Property and equipment                                         0               4,497,000
    Accrued expenses                                       6,567,000               2,051,000
    Real estate access rights                             18,583,000              31,885,000
    Other                                                    250,000                       0
                                                        ------------           -------------
              Total deferred income tax assets            66,800,000             163,618,000
Deferred income tax liabilities:
    Property and equipment                                (1,625,000)                      0
    Valuation allowance                                  (65,175,000)           (163,618,000)
                                                        ------------           -------------
Net deferred income taxes                               $          0           $           0
                                                        ============           =============

The Company has provided a valuation allowance against its net deferred tax assets. The Company has estimated net operating loss carryforwards of approximately $328 million. The net operating loss carryforwards begin to expire in the year 2017 if not previously utilized. Additionally, use of the Company's net operating losses is limited due to certain ownership changes as defined in Section 382 of the Internal Revenue Code. Utilization of existing net operating loss carryforwards may be further limited in future years if significant ownership changes occur.

The components of the provision for income taxes for the years ended December 31, 2000 and 2001 are as follows:

                                                            2000                   2001
                                                        ------------           -------------

        Current                                         $          0           $           0
        Deferred                                         (58,798,000)            (98,443,000)
        Increase in valuation allowance                   58,798,000              98,443,000
                                                        ------------           -------------
                      Total income tax benefit          $          0           $           0
                                                        ============           =============

The differences between the federal statutory income tax rate and the Company's effective rate for the years ended December 31, 2000 and 2001 are as follows:

                                                             2000           2001
                                                             ----           ----
         Federal statutory rate                              (34)%          (34)%
         State income taxes, net of federal benefit           (5)            (5)
         Permanent differences                                 1              0
         Increase in valuation allowance                      38             39
                                                             ---            ---
         Effective rate                                        0%             0%
                                                             ===            ===

10.      RESTRUCTURING AND IMPAIRMENT CHARGES

In December 2000, the Company's board of directors approved a revised business strategy that included several initiatives that were designed to extend the Company's need for additional funding into the second quarter of 2002. The revised strategy included the Company's exit from several markets, as well as cost reductions through employee reductions and other measures. This strategy would focus the Company's retail operations in 13 markets including Atlanta, Boston, Chicago, Dallas, Denver, Houston, New Orleans, Phoenix, San Francisco, Seattle, Southern California (Los Angeles and Orange County), South Florida, and Washington D.C. The Company had originally targeted 28 metropolitan retail markets. The Company also decided to implement wholesale operations in all 28 markets where it had constructed in-building networks whereby the Company would sell access to its in-building networks to other communications providers. In December 2000, the Company recorded restructuring and impairment charges totaling $64.7 million as a result of this revised business plan.

In March 2001, the Company continued to revise its strategy and adopted a plan to further reduce its retail efforts to operate in seven major metropolitan markets including Atlanta, Boston, Chicago, Dallas, Houston, Southern

California (Los Angeles and Orange County), and Seattle. During 2001, the Company also adopted plans to exit service in 30 buildings in markets in which it was continuing retail operations, as well as adopted plans to rationalize its network capacity. As part of its restructurings in 2001, the Company reduced its workforce by approximately 400 employees. In connection with these further changes in business strategy, the Company recorded additional restructuring and impairment charges in 2001 as discussed further below.

A detail of the restructuring and impairment charges that the Company recorded in December 2000 related to its restructuring plans and asset impairments are as follows:


         Impaired real estate access rights          $47,650,000
         Impaired property and equipment               9,572,000
         Circuit termination charges                   5,104,000
         Office space leases                           2,056,000
         Severance benefits and other                    364,000
                                                     -----------
                       Total                         $64,746,000
                                                     ===========

A detail of the restructuring and impairment charges that the Company recorded during the year ended December 31, 2001 related to its restructuring plans and asset impairments are as follows:


         Impaired real estate access rights               $ 109,398,000
         Impaired property and equipment                     59,987,000
         Impaired goodwill and other intangibles              5,847,000
         Circuit termination charges                         (1,351,000)
         Office space leases                                  5,008,000
         Severance benefits and other                         2,690,000
                                                          -------------
                       Total                              $ 181,579,000
                                                          =============

Impairment charges recorded in accordance with SFAS No. 121 include the write off the net book value of real estate access rights related to the buildings in which the Company has suspended retail services. The Company also recorded impairment charges related to (i) property and equipment that the Company has not placed in service, no longer plans to use, and expects to sell at a discount from its net book value and (ii) property and equipment deployed in buildings in which the Company does not plan to provide retail services and that the Company believes has no salvage value or a value less than its carrying value. Property and equipment expected to be sold was written down to its estimated fair value based upon third-party quotes to purchase such property and equipment and based on amounts received upon the actual sale of excess equipment. Additionally, as discussed further below, at December 31, 2001, the Company recorded an additional impairment charge to write-off the remaining net book value of real estate access rights and other intangibles, and to record its property and equipment at estimated fair value at December 31, 2001, in accordance with the provisions of SFAS No. 121.

Restructuring charges include the Company's estimate of costs it may incur to terminate contracts it has with communications service providers to purchase circuits and connectivity, as well as charges for office space lease commitments in markets where the Company has exited or reduced retail operations, net of an estimate for sublease rentals. The restructuring charge also includes severance benefits for terminated employees. Restructuring costs were accrued in accordance with EITF 94-3.

In the December 2000 restructuring charge, the Company recorded a $2.1 million accrual for office space lease commitments in markets in which the Company suspended retail services, net of estimated sublease revenues. This accrual was based upon Company estimates that were considered most likely at the time. During 2001, the Company revised this estimate based on changes in expected sublease revenues and lease termination charges. Additionally, the Company recorded additional restructuring charges for excess office space, net of estimated sublease revenues, based on its 2001 restructuring plans. The total restructuring charges recorded in 2001 related to excess office space, including the revision of prior estimates, was $5,008,000.

In December 2000, the Company recorded a charge of $9.6 million related to property and equipment impaired as described above. In 2001, the Company recorded $30.4 million of charges for additional property and equipment impaired as a result of the Company's revised business plans, including amounts recorded to reflect the revision to the salvage value of certain previously expensed equipment. A portion of the 2001 property and equipment impairment charge relates to the $14 million write off of the net book value of a new billing, customer service, and provisioning system that the Company ceased development and implementation of in the third quarter of 2001.

The Company accrued approximately $5.1 million at December 31, 2000 for estimated costs to terminate excess circuit and connectivity contracts. During 2001, the Company recorded additional restructuring charges related to the estimated costs to terminate additionally identified excess circuit and connectivity contracts as a result of further reductions in markets and buildings served. The Company revised its original estimates for such costs based on actual invoices received and as a result recorded a net credit to restructuring charges of $1,351,000 for the year ended December 31, 2001. See
Note 8 for additional discussion related to these commitments.

The Company's prospects and operations continued to decline through December 31, 2001, therefore the Company completed an impairment analysis in accordance with SFAS No. 121. Based on the results of this analysis, the Company determined that additional impairments existed at December 31, 2001. As a result, at December 31, 2001, the Company recorded additional impairment charges of $81.8 million to write-off the remaining book value of real estate access rights, an impairment charge of $5.9 million to write-off the remaining book value of goodwill and other intangibles, as well as a charge of $29.6 million to reduce property and equipment to its estimated fair market value. The Company estimated the fair value of its property and equipment based on an analysis that considered current market prices for such equipment and its expected usage of such property and equipment.

Impaired real estate access rights, goodwill and other intangibles, and property and equipment charges are noncash charges. Circuit termination charges, office space leases, and severance benefits are charges expected to be paid in cash. Restructuring charges were accrued as follows:

                                            2000           2001             Total
                                         ----------     -----------      -----------

         Circuit termination charges     $5,104,000     $(1,351,000)     $ 3,753,000
         Office space leases              2,056,000       5,008,000        7,064,000
         Severance and other                364,000       2,690,000        3,054,000
                                         ----------     -----------      -----------
                       Total             $7,524,000     $ 6,347,000      $13,871,000
                                         ==========     ===========      ===========

Cash payments related to these accruals are as follows:

                                                                             Total
                                           2000            2001             Amount
                                         --------       ----------        ----------

         Circuit termination charges     $      0       $  669,000        $  669,000
         Office space leases                    0        4,900,000         4,900,000
         Severance and other              257,000        2,785,000         3,042,000
                                         --------       ----------        ----------
                       Total             $257,000       $8,354,000        $8,611,000
                                         ========       ==========        ==========

         Net accrual at December 31, 2001                                 $5,260,000
                                                                          ==========

11.      SUBSEQUENT EVENTS

ACQUISITION OF THE COMPANY

In January 2002, the Company entered into a definitive agreement providing for the sale of the Company to U.S. RealTel. Pursuant to the agreement, U.S. RealTel initiated a tender offer for all the outstanding shares of common stock of the Company, including the associated rights to purchase preferred stock, at $3.50 per share net to the seller, in cash. The transaction was completed in February 2002 for approximately $17 million. The acquisition was completed through the short-form merger of a wholly owned subsidiary of U.S. RealTel with and into the Company, with Cypress Communications surviving as a wholly owned subsidiary of U.S. RealTel.

The merger agreement provided that at the date of closing, each then-outstanding option to purchase shares of Cypress Communications common stock under any option plan, program or arrangement of Cypress Communications ("Option"), whether or not such Option is then exercisable or vested, was converted into an obligation of Cypress Communications to pay to the option holder a cash amount equal to the product of (i) the excess, if any, of the offer price over the applicable per share exercise price of such Option and
(ii) the number of shares subject to such Option.

All warrants and other equity interests of the Company, other than the Options discussed above, the outstanding warrants held by property owners and operations (Note 7) and the warrant issued in connection with the hiring of the Company's former CEO (Note 4), were canceled as of the closing date. Each restricted stock award of Cypress Communications was, immediately prior to the initial expiration date of the offer, vested to permit the holders of such restricted stock awards to tender the shares in the tender offer.

In connection with the merger and resulting change of control, the Company paid out severance of $400,000 to the Company's former CEO under a severance and separation arrangements that existed at December 31, 2001 (Note 8). Additionally, in February 2002, the Company entered into severance arrangements with certain other officers and employees of the Company. Under these arrangements, the Company paid out severance of approximately $400,000 upon the change of control resulting from the acquisition of the Company by U.S. RealTel.

U.S. REALTEL LIQUIDITY ISSUES

In March 2002, U.S. RealTel decided to discontinue its operations in Latin America, which represented the majority of its consolidated revenues for the year ended December 31, 2001 and U.S. RealTel continues to have cumulative losses since inception and negative cash flows from operations. U.S. RealTel's Latin America assets are currently held for disposition or in the process of liquidation. In 2001, operating costs associated with U.S. RealTel's efforts to develop its markets in Argentina and Brazil, its corporate burn rate, which included existing commitments entered into prior to the sale of the certain old North American operations, and a declining economy in Argentina, all negatively affected its cash position during 2001. Disposition of its international operations and its efforts to develop its telecommunications services business may continue to impact U.S. RealTel's cash position and may cause a further decrease in U.S. RealTel's cash position during 2002.

U.S. RealTel's management believes that the acquisition of Cypress Communications and its plans to improve Cypress Communication's operations will ultimately result in additional positive cash flows for U.S. RealTel. Additionally, U.S. RealTel is pursuing other potential acquisitions, which could provide additional cash flows, as well as various sources of debt and/or equity financing to support such acquisitions and to fund its working capital requirements. There can be no assurance as to when, or if at all, U.S. RealTel will be able to affect such transactions or improvements in operations and, even if affected, whether such plans will allow it to achieve its business and liquidity objectives.

EMPLOYMENT AGREEMENTS

In February 2002, Cypress entered into one-year employment agreements, to continue year to year unless terminated sooner, with Charles B. McNamee and Gregory P. McGraw. Pursuant to the employment agreement, Mr. McNamee will serve as Chief Executive Officer of Cypress Communications and will receive an annualized salary of $200,000, in addition to options to purchase 900,000 shares of U.S. RealTel's common stock. Pursuant to the employment agreement, Mr. McGraw will serve as President and Chief Operating Officer of Cypress Communications and will receive an annualized salary of $200,000, in addition to options to purchase 900,000 shares of U.S. RealTel's common stock. Under these employment agreements, Mr. McNamee and Mr. McGraw will also be eligible for certain bonuses.

                               U.S. REALTEL, INC.

                     INDEX TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS


         The following unaudited pro forma condensed consolidated financial statements is presented herein:


        Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2001..............  PF-2

        Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the year ended December 31, 2001..........................................................  PF-3

        Notes to Unaudited Pro Forma Condensed Consolidated
        Financial Statements..........................................................................  PF-4

         The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of the acquisition of the outstanding capital stock of Cypress Communications, Inc. and Subsidiaries ("Cypress") by a wholly-owned subsidiary of U.S. RealTel, Inc. ("US RealTel"). In accordance with the terms of the purchase agreement the acquisition was completed in February 2002 through a tender offer and subsequently the subsidiary was eliminated through a short form merger. The purchase price was $3.50 per outstanding share of common stock of Cypress. The total purchase price was approximately $17,937,000 including $58,000 for options to purchase shares of Cypress outstanding under its option plan and expenses in connection with the acquisition of approximately $696,000. As a result of the acquisition, US RealTel acquired 100% of Cypress assets including cash and telecommunications infrastructure. Also, US RealTel assumed all of the liabilities of Cypress, which includes operating lease commitments, primarily related to former office space, and license agreements with property owners and/or operators of several office buildings. The Company obtained financing to purchase the shares and complete the merger through a loan from a private entity affiliated with a director of the Company. In connection with the purchase, the Company issued a promissory note in the aggregate principal amount of approximately $16.4 million and warrants to purchase up to 850,000 shares of US RealTel common stock at an exercise price of $1 per share. The promissory note had a closing fee of $875,000 and a commission fee of $58,000, and carried interest at 7% per annum. The warrants are exercisable through February 2007. US RealTel repaid this promissory note, including interest and closing fee, in February 2002 from Cypress's cash. The interest paid on the promissory note was not significant.

         The transaction will be accounted for under the purchase method of accounting. During the upcoming year, Cypress will be considered the predecessor, and therefore, future reporting will include prior year financial statements for Cypress as well as US RealTel.

         The unaudited pro forma condensed consolidated financial statement of operations consolidates the historical statements of operations of US RealTel and Cypress. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger, including the write down of Cypress fixed assets to fair value and the extraordinary gain resulting from the application of purchase accounting, as if it occurred on December 31, 2001. The unaudited pro forma condensed consolidated statement of operations gives effect to the merger as if it occurred on January 1, 2001. The historical financial statements have been derived from the respective audited consolidated historical financial statements of US RealTel and Cypress.

         The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have actually occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the consolidated company.

         The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes of U.S. RealTel and Cypress.

                                                              U.S. REALTEL, INC

                                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                                                  BALANCE SHEET

                                                        AS OF DECEMBER 31, 2001

===============================================================================

                                                  HISTORICAL                                          PRO FORMA
                                                  ----------                      -------------------------------------------------
                                                                                                      DISCONTINUED
                                         US REALTEL            CYPRESS              ADJUSTMENTS        OPERATIONS       CONSOLIDATED
                                         -----------         ------------         ---------------     ------------      -----------

ASSETS

CURRENT ASSETS
  Cash and Short-term                    $ 2,061,000         $ 33,757,000         $(17,663,000)(1)     $ (16,000)(3)    $17,206,000
  investments                                                                         (933,000)(2)
  Other current assets                       174,000            3,395,000                                (75,000)(3)      3,494,000
                                         -----------         ------------         ------------         ---------         ----------
TOTAL CURRENT ASSETS                       2,235,000           37,152,000          (18,596,000)          (91,000)        20,700,000

PROPERTY AND EQUIPMENT, NET                   55,000           27,190,000          (27,190,000)(1)       (47,000)(3)          8,000

OTHER ASSETS                                  92,000            1,192,000           (1,192,000)(1)        (7,000)(3)          4,000
                                                                                       (81,000)(1)
                                         -----------         ------------         ------------         ---------        -----------

                                         $ 2,382,000         $ 65,534,000         $(47,059,000)        $(145,000)       $20,712,000
                                         ===========         ============         ============         =========        ===========
LIABILITIES AND STOCKHOLDERS'
EQUITY

CURRENT LIABILITIES                      $   563,000         $ 10,464,000         $    193,000 (1)     $(147,000)(3)    $11,073,000

DEFERRED INCOME                               88,000                   --                   --           (88,000)(3)             --

LONG TERM DEBT                                50,000              335,000                   --                --            385,000

STOCKHOLDERS' EQUITY
  Common stock                                 6,000                6,000               (6,000)(1)            --              6,000

  Additional paid-in capital              19,599,000          569,827,000              754,000 (2)            --         20,353,000
                                                                                  (569,827,000)(1)            --                 --
  Deferred compensation                           --           (6,312,000)           6,312,000 (1)            --                 --

  Accumulated deficit                    (19,294,000)        (508,739,000)           8,416,000 (1)     2,260,000 (3)    (10,305,000)
                                                                                    (1,687,000)(2)
                                                                                   508,739,000                --                --
Accumulated other
   comprehensive income                    2,170,000              (47,000)              47,000 (1)    (2,170,000)(3)            --
                                         -----------         ------------         ------------        ----------        -----------

                                           2,481,000           54,735,000          (47,252,000)           90,000         10,054,000
Less:  Treasury Stock                       (800,000)                  --                   --                --           (800,000)
                                         -----------         ------------         ------------         ---------        -----------
TOTAL STOCKHOLDERS'
EQUITY                                     1,681,000           54,735,000          (47,252,000)           90,000          9,254,000
                                         -----------         ------------         ------------         ---------        -----------
                                         $ 2,382,000         $ 65,534,000         $(47,059,000)        $(145,000)       $20,712,000
                                         ===========         ============         ============         =========        ===========

===============================================================================

      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                                              U.S. REALTEL, INC

                                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

                                                        STATEMENT OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31, 2001

===============================================================================

                                           HISTORICAL                                     PRO FORMA
                                           ----------                 -----------------------------------------------------
                                                                                         DISCONTINUED
                                   US REALTEL         CYPRESS         ADJUSTMENTS         OPERATIONS          CONSOLIDATED
                                  -----------      -------------      -----------        ------------         -------------

REVENUES                          $   282,000      $  18,731,000      $        --         $  (253,000)(5)     $  18,760,000

DIRECT COSTS                          165,000         24,620,000       (3,073,000)(4)        (143,000)(5)        21,569,000
                                  -----------      -------------      -----------         -----------         -------------
REVENUES - NET                        117,000         (5,889,000)       3,073,000            (110,000)           (2,809,000)
                                  -----------      -------------      -----------         -----------         -------------

OPERATING EXPENSES                  6,397,000        249,591,000         (942,000)(4)      (3,235,000)(5)       251,811,000
                                  -----------      -------------      -----------         -----------         -------------

OPERATING LOSS                     (6,280,000)      (255,480,000)       4,015,000           3,125,000          (254,620,000)
                                  -----------      -------------      -----------         -----------         -------------

OTHER INCOME/(EXPENSE)
  Other                               189,000          2,567,000       (1,687,000)(6)          17,000(5)          1,086,000
  Exchange loss                    (2,145,000)                --               --           2,145,000(5)                 --
                                  -----------      -------------      -----------         -----------         -------------
TOTAL OTHER INCOME/
(EXPENSE)                          (1,956,000)         2,567,000       (1,687,000)          2,162,000             1,086,000
                                  -----------      -------------      -----------         -----------         -------------

Income/(loss) from continuing
operations                        $(8,236,000)     $(252,913,000)     $ 2,328,000         $ 5,287,000         $(253,534,000)
                                  ===========      =============      ===========         ===========         =============

Loss from continuing
operations per Common Share
- Basic and Diluted              $      (1.32)                                                                $      (40.59)
                                 ============                                                                 =============


Weighted Average Common
Shares Outstanding                  6,245,600                                                                 $   6,245,600
                                 ============                                                                 =============

===============================================================================

      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

                                                              U.S. REALTEL, INC

                                                   NOTES TO UNAUDITED PRO FORMA
                                                         CONDENSED CONSOLIDATED

                                                           FINANCIAL STATEMENTS

===============================================================================

         Reference is made to the introduction paragraph to the pro forma combined condensed financial statement on page PF-1.

         The total acquisition costs of approximately $17.9 millions paid for the acquisition of Cypress have been allocated on a preliminary basis to assets and liabilities. It is anticipated that the transaction will generate negative goodwill. These allocations are subject to transactions that occurred during the month of January 2002. Since the acquisition will be recorded for accounting purposes as of February 1, 2002, the impact of any of these transactions could be material.


         NET BOOK VALUE                                                           $   54,735,000

         ACQUISITION COSTS
            Purchase price                                      17,241,000
            Expenses in connection with the acquisition            696,000            17,937,000
                                                                ----------        --------------

         NEGATIVE GOODWILL - BEFORE ASSET ALLOCATION                                  36,798,000

         ASSET ALLOCATION
            Property and equipment                              27,190,000
            Other assets                                         1,192,000            28,382,000
                                                                ----------       ---------------

         EXTRAORDINARY GAIN                                                       $    8,416,000
                                                                                  ==============

         Reclassifications have been made to the historical financial statements to conform to the presentation of the consolidated companies.

         The adjustments to the unaudited pro forma condensed consolidated balance sheet as of December 31, 2001 are as follows:

         (1) To reflect the acquisition of Cypress under FAS 141 and 142. The promissory note issued upon completion of the purchase was paid subsequent to the acquisition. To reflect the payment of all acquisition costs, including $81,000, which had been paid and capitalized prior to the acquisition and $193,000, which remains unpaid. To reflect the elimination of all long-term assets of Cypress in an aggregate amount of $28,382,000 as a result of the allocation of the negative goodwill resulting from the acquisition. To reflect the elimination of all equity accounts of Cypress. To reflect the extraordinary gain associated with the acquisition in the amount of $8,416,000.

         (2) To reflect the payment of the loan fees and commissions on the promissory note in the amount of $933,000 and to record the fair value of $754,000 for the 850,000 warrants issued. The warrants associated with the promissory note may have a potential dilution impact on earnings per share in the future.

         (3) To adjust for the removal of the Latin American operations (discontinued operations) of US RealTel, which occurred subsequent to the acquisition.

         The adjustments to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 are as follows:

         (4) To reflect the reduction in depreciation of property and equipment as the result of the elimination of all long-term assets of Cypress.

         (5) To adjust for the removal of the Latin American operations (discontinued operations) of US RealTel for the year ended December 31, 2001

         (6) To reflect, as interest expense, the effect of the issuance of warrants in connection with the financing valued at a fair value of approximately $754,000 and the payment of loan fees and commissions in the amount of $933,000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                  U.S. REALTEL, INC.

                                  By: /s/ Perry H. Ruda
                                     ------------------------------------------
                                          Perry H. Ruda
                                          President


Dated May 7, 2002

                                 EXHIBIT INDEX

99.1     Assurance Letter from Cypress Communications, Inc. Regarding Representations of Arthur Andersen LLP